Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “MTB GROUP OF FUNDS”, CHANGING ITS NAME FROM “MTB GROUP OF FUNDS” TO “WILMINGTON FUNDS”, FILED IN THIS OFFICE ON THE SECOND DAY OF MARCH, A.D. 2012, AT 10:18 O’CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TWELFTH DAY OF MARCH, A.D. 2012, AT 12:01 O’CLOCK A.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
3273627 8100	AUTHENTICATION: 9404403
120268037	DATE: 03-02-12
You may verify this certificate online at corp. delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 10:38 AM 03/02/2012 FILED 10:18 AM 03/02/2012 SRV 120268037 – 3273627 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST OF

MTB GROUP OF FUNDS

Pursuant to Title 12, §3810(b) of the Delaware Statutory Trust Act, the undersigned Trust has executed the following Certificate of Amendment to its Certificate of Trust, as amended:

1.	Name of Statutory Trust: MTB Group of Funds.

2.	The Certificate of Trust is hereby amended as follows:

The first Article of the Certificate of Trust is hereby amended to read as follows:

1. NAME: The name of the statutory trust is “Wilmington Funds.”

3.	This Certificate of Amendment shall become effective at 12:01 a.m., Eastern time, on March 12, 2012.

IN WITNESS WHEREOF, the undersigned trustee has executed this Certificate on March 1, 2012.

/s/ Kenneth G. Thompson
Kenneth G. Thompson, Trustee